UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 6, 2008

APOLLO GOLD CORPORATION
(Exact name of registrant as specified in its charter)

Yukon Territory, Canada (State or other jurisdiction of incorporation or organization)	1-31593 (Commission File Number)	Not Applicable (I.R.S. Employer Identification Number)

5655 South Yosemite Street, Suite 200 Greenwood Village, Colorado (Address of principal executive offices)	80111-3220 (Zip Code)

Registrant’s telephone number, including area code: (720) 886-9656

No Change
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On June 6, 2008, Apollo Gold Corporation, a Yukon Territory corporation (“Apollo”), entered into an asset purchase agreement (the “Agreement”) with St Andrew Goldfields Ltd. (“St Andrew”), whereby Apollo agreed to purchase St Andrew’s Stock Mill complex located near Timmons, Ontario for a total purchase price of Cdn$20 million. St Andrew’s Stock Mill complex includes its mill and related equipment, infrastructure, laboratory and tailings facilities. In connection with the acquisition of the Stock Mill complex, Apollo agreed to assume liabilities of St Andrews under contracts assumed in the transaction and environmental liabilities relating to events after the closing of the transactions contemplated by the Agreement.

The closing of the transactions contemplated by the Agreement is expected to occur on June 30, 2008 (the “Completion Date”) and is subject to the satisfaction of customary closing conditions. Apollo may extend the closing date past June 30, 2008, but to no later than August 29, 2008, by delivering written notice to St Andrew at least five business days prior to June 30, 2008 specifying the date on which Apollo wishes to close the transactions.

Apollo paid Cdn$1.5 million of the Cdn$20 million purchase price upon execution of the Agreement in the form of a deposit (the “Deposit”). If the transactions contemplated by the Agreement are not completed due to failure of Apollo to satisfy its obligations under the Agreement, the Deposit will be forfeited by Apollo in its entirety. If the transactions contemplated by the Agreement are not completed for any other reason, the Deposit shall be returned to Apollo without interest. If the transactions contemplated by the Agreement are completed, the Deposit will be credited towards the Cdn$20 million purchase price. The remaining Cdn$18.5 million of purchase price will be payable by Apollo on the Completion Date. However, if Apollo elects to extend the Completion Date past June 30, 2008, Apollo will pay interest on the Cdn$18.5 million of unpaid purchase price from June 30, 2008 to the Completion Date at the rate of 12% per annum, calculated daily and payable on the Completion Date.

Other significant provisions of the Agreement include the following:

•
Apollo agreed to assume St Andrew’s bonding commitment with the Ontario Ministry of Northern Development and Mines (“MNDM”) at the Stock Mill project of approximately Cdn$1.2 million by providing its own security within twelve months of the date of the Agreement. If the MNDM has not refunded St Andrew’s bonding commitment of Cdn$1.2 million to St Andrew within twelve months of the date of the Agreement, Apollo will refund such amount to St Andrew.

•
Apollo and St Andrew agree that, for a period of two years from the date of execution of the Agreement, neither party will (i) solicit the employment of any officer or employees of the other, (ii) acquire securities or property of the other, (iii) commence any offer of any nature for securities of the other, including takeover offers, (iv) solicit proxies from shareholders of the other, (v) enter into business combinations with respect to the other party or (vi) assist or encourage, or join or participate in a group, in connection with the foregoing.

•
Apollo agreed to file a registration statement on Form S-3 with the U.S. Securities and Exchange Commission to register for resale approximately 28,675,000 of Apollo’s common shares owned by St Andrew and certain permitted transferees and use its reasonable best efforts to cause such registration statement to be declared effective by the Securities and Exchange Commission within 90 days of the execution of the Agreement. Apollo satisfied this obligation by filing a registration statement on Form S-3 on April 24, 2008, which was declared effective by the Securities and Exchange Commission on May 7, 2008.

•
St Andrew granted to Apollo a right of first refusal to match a bona fide offer from a third party to purchase certain additional properties located around the Stock Mill complex for a period of 24 months following the Completion Date. In addition, St Andrew granted to Apollo an option to purchase such additional properties for Cdn.$500,000. The option is exercisable by Apollo for a period beginning on the second anniversary of the Completion Date until the tenth anniversary of the Completion Date.

In addition to the foregoing provisions, the Agreement includes customary representations, warranties, covenants and indemnities for transactions of this type.

As of the execution date of the Agreement, St Andrew owned approximately 17.5% of outstanding common shares of Apollo.

The foregoing description of the Agreement contained in this Current Report on Form 8-K is qualified in its entirety by the full text of the Agreement, which is incorporated by reference herein and attached as Exhibit 10.1 hereto.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

     (d)     Exhibits

Exhibit No.	Description
10.1	Asset Purchase Agreement, dated June 6, 2008, between Apollo Gold Corporation and St Andrew Goldfields Ltd. and Fogler Rubinoff LLP, as escrow agent

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 6, 2008
APOLLO GOLD CORPORATION

	By:	/s/ Melvyn Williams
Melvyn Williams Senior Vice President - Finance and Corporate Development and Chief Financial Officer